Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 444-7515	(847) 444-7690

FORTUNE BRANDS HOME & SECURITY ADOPTS STOCKHOLDER RIGHTS PLAN

Deerfield, Illinois, September 6, 2011 – Fortune Brands Home & Security, Inc., an operating unit of Fortune Brands, Inc. (NYSE: FO), today announced that its board of directors adopted a Stockholder Rights Agreement in advance of the company’s anticipated spin-off on October 3, 2011.

The board of directors declared a dividend of one preferred stock purchase right for each share of company common stock outstanding on October 10, 2011. The preferred stock purchase rights would only be activated if triggered by the Rights Agreement. The rights will expire on October 3, 2012, unless earlier redeemed or exchanged by the company.

“Adopting a shareholder rights plan is an appropriate step for Fortune Brands Home & Security to protect the interests of shareholders as the company becomes an independent business and realizes its upside potential as the U.S. housing market recovers,” said Chris Klein, president and chief executive officer of Fortune Brands Home & Security.

Stockholder Rights Agreements are designed to protect a company’s stockholders against any coercive, unfair or inadequate tender offers and other abusive takeover tactics that may or may not occur and to preserve a company’s long-term value for the benefit of its stockholders.

Effective following the close of business on October 17, 2011, if any person or group is or becomes a beneficial owner of 15% or more of the outstanding shares of company common stock, there would be a triggering event under the Rights Agreement resulting in significant dilution in the ownership interest of such person or group in company stock. There is a limited exception specified in the Rights Agreement for any person or group that owned 15% or more of the outstanding shares of Fortune Brands immediately prior to the issuance of this press release.

Stockholders are not required to take any action to receive the preferred stock purchase rights. Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with such shares of company common stock.

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www.fortunebrands.com

FORTUNE BRANDS HOME & SECURITY ADOPTS STOCKHOLDER RIGHTS PLAN, PAGE 2

Additional information regarding the Rights Agreement will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

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About Fortune Brands Home & Security

The Company is a leading home and security products company that competes in attractive long-term growth markets in its categories. Its major brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products.

In connection with the spin-off of the Company by Fortune Brands, it is anticipated that trading in shares of the Company’s common stock will begin on a when-issued basis on or about September 16, 2011 and will continue up to and including the date on which Fortune Brands distributes shares of the Company’s common stock owned by Fortune Brands to its stockholders. On the first trading day following the distribution date, any when-issued trading in respect of the Company’s common stock will end and regular way trading in shares of the Company’s common stock will begin. The New York Stock Exchange has approved the Company’s common stock for listing under the symbol “FBHS.”

Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date hereof. The Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual plans, actions and results may differ materially from current expectations as a result of certain risks and uncertainties, including the risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings, including its Registration Statement on Form 10. There can be no assurance that the proposed spin-off will be completed as anticipated or at all.

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